FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206847-03

SUPPLEMENT
(To Preliminary Prospectus Dated October 17, 2016)

$822,123,000 (Approximate)

Morgan Stanley Bank of America Merrill Lynch Trust 2016-C31
(Central Index Key Number 0001687031)

as Issuing Entity

Banc of America Merrill Lynch Commercial Mortgage Inc.
(Central Index Key Number 0001005007)

as Depositor

Morgan Stanley Mortgage Capital Holdings LLC
(Central Index Key Number 0001541557)

Bank of America, National Association
(Central Index Key Number 0001102113)

UBS AG
(Central Index Key Number 0001685185)

KeyBank National Association
(Central Index Key Number 0001089877)

Starwood Mortgage Funding III LLC
(Central Index Key Number 0001682532)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2016-C31

This is a supplement to, and supersedes any contrary information in, the preliminary prospectus dated October 17, 2016 (the “Preliminary Prospectus”). Defined terms used in this supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

1.	The Sources and Uses table under “Mortgage Loan No. 2 — One Met Life Way” on page A-3-14 of the Preliminary Prospectus is hereby replaced in its entirety with the following table, including the addition of new footnotes (3) and (4).

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$68,950,000	63.4%	Purchase Price:	$98,450,000	90.5%
Borrower Equity:	$29,447,021	27.1%	Reserves(3):	$7,912,789	7.3%
Reserves(3):	$7,912,789	7.3%	Closing Costs:	$2,447,021	2.2%
Seller Credit(4):	$2,500,000	2.3%
Total Sources:	$108,809,810	100.0%	Total Uses:	$108,809,810	100.0%

(3)	The seller of the One Met Life Way Property (“Seller”) deposited $7,912,789 at closing for outstanding unfunded tenant improvements and leasing commission obligations at the One Met Life Way Property that was owed by the Seller to the tenant.

(4)	The Seller and the One Met Life Way Borrower agreed to a $2,500,000 closing allowance.

2.	The third-to-last paragraph on page 139 of the Preliminary Prospectus is hereby replaced in its entirety by the following paragraph:

With respect to the One Met Life Way Mortgage Loan, representing approximately 7.2% of the Initial Pool Balance, the related Mortgaged Property, which was constructed in 2016, had a temporary certificate of occupancy which expired October 18, 2016. The sole tenant at the Mortgaged Property has informed the related loan seller that it has submitted a request for extension of such temporary certificate of occupancy, and that it anticipates completion of the related work in approximately 30 days, at which point the sole tenant intends to seek a permanent certificate of occupancy.

3.	The following sentence is hereby added prior to the second-to-last full sentence on page 151 of the Preliminary Prospectus:

The consultant subsequently estimated a cost of up to $562,000.

BofA Merrill Lynch	UBS Securities LLC	Morgan Stanley
KeyBanc Capital Markets		Drexel Hamilton

The date of this Supplement is October 18, 2016.

4.	The first full paragraph on page 152 of the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

In addition, with respect to the Carefree Marketplace Mortgage Loan, the related borrower placed an Enviro Covered Location Insurance Policy (Site Environmental) in favor of lender from Beazley Eclipse (Lloyd’s of London syndicates 623/2623), which has an A.M. Best Rating of A(XV) and an S&P rating of A+. The insurance policy has policy limits of $2,000,000 per incident and in the aggregate with a deductible of $50,000 per incident. The policy period is for 120 months and has an optional 36-month extended reporting period.

5.	The last paragraph on page 152 of the Preliminary Prospectus is hereby deleted in its entirety and the following paragraph is hereby inserted above the second-to-last paragraph on page 152:

In addition to the escrow, the borrower under the Glenwood Village Mortgage Loan obtained an environmental impairment liability insurance policy from Westchester Surplus Lines Insurance Company (AM Best Rating of A++ (Superior)) naming the lender with its successors, assigns and/or affiliates as an additional named insured with policy limits of $2,000,000 per incident and in the aggregate and a deductible of $50,000 per incident and a term of 120 months.

The information in this supplement, if conveyed prior to the time of your contractual commitment to purchase any of the offered certificates, supersedes any conflicting information contained in the Preliminary Prospectus and any other prior similar materials relating to the offered certificates (including, without limitation, the free writing prospectus structural and collateral term sheet dated October 17, 2016). The information in this supplement may be amended or supplemented. This supplement is being delivered to you solely to provide you with information about the offering of the offered certificates referred to in the Preliminary Prospectus and to solicit an offer to purchase the offered certificates, when, as and if issued.

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